SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

AQR Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Two Greenwich Plaza, 3rd Floor

Greenwich, CT 06830

Telephone Number (including area code):

(203) 742-3605

Name and address of agent for service of process:

Bradley D. Asness

Principal & General Counsel

AQR Capital Management, LLC

Two Greenwich Plaza, 3rd Floor

Greenwich, CT 06830

Copy to:

Jane A. Kanter, Esquire

Dechert LLP

1775 I Street, NW

Washington, DC 20006

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☒    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Greenwich and State of Connecticut on the 4th day of September, 2008.

AQR Funds

/s/ Marco Hanig
By:	Marco Hanig
Title:	President

Attest:

/s/ Brendan Kalb
By:	Brendan Kalb
Title:	Secretary